LEASEHOLD PURCHASE AND SALE AGREEMENT
THIS LEASEHOLD PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as ofthe 9th day of March, 2012 (the "Effective Date"), by and between (i) Steward Health Care System LLC ("Seller") having an office at 500 Boylston Street, Boston, MA 02116 and (ii) Healthcare Trust ofAmerica, Inc., a Maryland corporation, having an office at 16435 North Scottsdale Road, Suite 320, Scottsdale, AZ 85254("Purchaser").
WITNESSETH
In consideration of the covenants and agreements hereinafter contained, the parties hereto agree as follows:
1. The Leases.
(a) Seller is Ground Tenant under those certain ground leases (the "Ground Leases") as more particularly described in Exhibit A attached hereto and incorporated herein by reference; and
(b) Seller is Master Landlord under those certain master leases (the "Master Leases") as more particularly described on Exhibit A attached hereto;
(c) Seller desires to sell, transfer and convey to Purchaser all of Seller's right, title and interest in and to the Property (as hereinafter defined); and
(d) Purchaser has agreed to purchase, accept and assume from Seller all of the right, title and interest of Seller in, to and under the Property, as more particularly set forth in this Agreement.
2. The Sale.
(a) Upon and subject to the terms of this Agreement, on the "Closing Date" (as defined in Section 5.3 of this Agreement) Seller shall sell, transfer, convey and assign to Purchaser, and Purchaser shall purchase from Seller, and assume those certain liabilities of Seller (i) as Ground Tenant solely as set forth in the Ground Leases; and (ii) as Master Landlord solely as set forth in the Master Leases. The Seller's interest as Ground Tenant under the Ground Leases and as Master Landlord under the Master Leases shall be referred to in this Agreement collectively as the "Property".
(b) The Property shall be deemed to include all right, title and interest of Seller: (i) in, to and under all easements and appurtenances belonging to or inuring to the benefit of Seller

(and any obligations of Seller in connection therewith solely as set forth on Schedule II attached to this Agreement as provided for below, including all of Seller's rights and obligations as set forth in those certain Reciprocal Easement Agreements (collectively, the "REAs") listed on Exhibit B attached hereto and incorporated herein by reference (collectively, the "Appurtenances"); (ii) all right, title and interest of Seller in and to those buildings, improvements, fixtures and all other property that Seller has any interest in pursuant to the Ground Leases and Master Leases (collectively, the "Improvements"); (iii) all right, title and interest of Seller in and to all tangible personal property otherwise owned by Seller now or hereafter located on or in, stored for future use with, or used in connection with the real property subject to the Ground Leases and the Master Leases (collectively, the "Personal Property"); (iv) to the extent assignable, all right, title and interest of Seller in, to and under all intangible personal property now or hereafter owned by Seller and used in the lease, use, operation, occupancy, maintenance or development of the real property subject to the Ground Leases and the Master Leases, including, without limitation: (a) all licenses, permits, certificates, approvals, authorizations and other entitlements issued; (b) all reports, test results, environmental assessments, surveys, plans, specifications; (c) all warranties and guaranties from manufacturers, contractors, subcontractors, suppliers and installers; (d) all building and property names and building signs used in connection with the real property pursuant to the Ground Leases and Master Leases; and (e) all other intangible property related to the real property subject to the Ground Leases and the Master Leases, excluding all intangible property owned or leased by the landlord under the Ground Leases or by tenants or other occupants under the Master Lease or subleases thereof (collectively, the "Intangible Property"). Seller and Purchaser shall agree during the Inspection Period (as defined in Section 20 below) on (a) all ofthe liabilities to be assumed by Purchaser at the Closing, all of which shall be set forth on Schedule II attached hereto (the "Assumed Liabilities"), and (b) the list ofthe Appurtenances, Improvements, and Personal Property to be transferred or assigned to Purchaser hereunder at the Closing, all of which shall be included on Schedule II attached to this Agreement.
3. Purchase Price; Deposit.
3.1 Purchase Price. The purchase price for the Property to be paid on the Closing Date (the "Closing") is One Hundred Million and No/lOO Dollars ($100,000,000.00) (the "Purchase Price").
3.2 Deposit. Within two (2) business days after the execution and delivery of this Agreement by both Seller and Purchaser, Purchaser shall pay to First American Title Insurance Company, as escrow holder, or such other independent Escrow Agent as Purchaser shall select (the "Escrow Agent") Three Million Five Hundred Thousand Dollars ($3,500,000) (the "Initial Deposit"). Unless this Agreement is terminated in accordance with the provisions of Sections 3.4, 4.1, 5.1(j), 5.3(b), 14.1 and 20 hereof, Purchaser shall pay to the Escrow Agent One Million Five Hundred Thousand Dollars ($1,500,000) (the "Additional Deposit" and together with the Initial

Deposit and any interest accrued thereon, the "Deposit") two (2) business days following the expiration ofthe Inspection Period pursuant to Section 20 as a credit against the Purchase Price. The balance of the Purchase Price, as adjusted for prorations and apportionments as herein provided and less the Holdback Amount (as hereinafter defined), shall be paid to Seller at Closing by wire transfer of immediately available federal funds through the Escrow Agent (such funds, the "Closing Funds"). The Closing shall take place through escrow with the Escrow Agent (with Purchaser transferring the Closing Funds to the Escrow Agent and the Escrow Agent disbursing such funds in accordance with the terms hereof). The Deposit shall be held by the Escrow Agent in an insured interest bearing account under the terms of an Escrow Agreement reasonably acceptable to the parties hereto with the Escrow Agent. The Deposit, together with the accrued interest, shall be credited to Purchaser's payment of the Purchase Price at the Closing.
3.3 Independent Contract Consideration. Notwithstanding anything in this Agreement to the contrary, One Hundred Dollars ($100) of the Deposit shall be delivered to the Escrow Agent for delivery to Seller as independent contract consideration, and the Deposit shall be reduced by the amount ofthe independent contract consideration so delivered to Seller, which amount has been bargained for and agreed to as consideration for Seller's execution and delivery ofthis Agreement.
3.4 Return ofthe Deposit. If this Agreement is terminated by Purchaser for any reason during the Inspection Period, the Escrow Agent shall return the Initial Deposit to Purchaser without demand, deduction, offset or delay or any consent, approval, authorization or release from Seller.
4. Condition of Title.
4.1 Initial Review of Title and Survey. As soon as practicable after the Effective Date, but prior to the end of the Inspection Period, Purchaser shall obtain, at Purchaser's sole cost and expense, an ALTA Preliminary Commitment for Leasehold Title Insurance (the "Title Commitment") issued by a title insurance company of Purchaser's choice ("Title Company"). At Purchaser's sole election, Purchaser may also obtain an ALTA survey of the Property (the "Survey"). Purchaser shall request of the Title Company that the Title Commitment shall specify all easements, liens, encumbrances, restrictions, conditions or covenants with respect to the Property, and include legible and complete copies of all documents referred to as exceptions to title. Promptly after Purchaser's receipt of the Title Commitment, Purchaser shall request that the Title Company furnish Seller a copy of the Title Commitment and all documents received as exceptions to title, and of the Survey, if any. If any exceptions or other matters appear in the Title Commitment, or defects, encroachments or other matters appear on the Survey, if any, to which Purchaser objects (the "Title Conditions"), Purchaser shall, prior to the end of the Inspection Period, notify Seller in writing of Purchaser's objections to the Title Conditions (an "Objection

Notice"). Seller shall promptly undertake to eliminate or cure any of the Title Conditions set forth in the Objection Notice which are (i) mortgages or related security documents or similar encumbrances given to secure indebtedness for money borrowed; (ii) any mechanic'S, labor or materialmen's liens; or (iii) any other voluntary or involuntary encumbrances, including, without limitation, attachments, which by their nature may be discharged by the payment of a specific sum of money, or bonding in lieu thereof (with Purchaser's written approval) (collectively, "Monetary Encumbrances"). Seller, may, but shall not be obligated to, undertake to eliminate or cure Title Conditions other than Monetary Encumbrances ("Non-Monetary Encumbrances") to the satisfaction of Purchaser and the Title Company. Such Monetary Encumbrances, Non-Monetary Encumbrances which Seller undertakes to eliminate or cure to the extent required herein, and any Non-Monetary Encumbrances caused by Seller after the date of the Title Commitment to which Purchaser objects shall be referred to herein collectively as "Seller's Required Title Actions." If, however, Seller gives written notice to Purchaser ("Seller's Response") within ten (10) business days after Seller's timely receipt from Purchaser of an Objection Notice that Seller declines to cure or eliminate one or more of such Non-Monetary Encumbrances, Purchaser may, at Purchaser's sole election, terminate this Agreement by written notice to Seller and the Escrow Agent given within five (5) business days of receipt of Seller's Response whereupon the Escrow Agent shall immediately and automatically repay the Deposit, plus any accrued interest thereon, to Purchaser without demand, deduction offset or delay, or any consent, approval, authorization or release from Seller, and the parties hereto shall thereafter have no further liabilities, rights or obligations under this Agreement except for those which expressly survive termination of this Agreement. In lieu of such termination by Purchaser, if Seller does not elect to cure or eliminate any such Non-Monetary Encumbrances, Purchaser may elect, in Purchaser's sole discretion, to waive Purchaser's objection thereto and accept such item as a Permitted Exception. If Seller shall fail to deliver a Seller's Response to an Objection Notice in a timely manner, Seller shall be deemed to have elected to cure or eliminate all Non-Monetary Encumbrances set forth in the Objection Notice. If Purchaser shall fail to give written notice to Seller of Purchaser's election to terminate this Agreement or waive Purchaser's objection to any Non-Monetary Encumbrance that Seller has declined to cure or eliminate (or has been deemed to decline to cure or eliminate) within ten (10) business days after Seller's Response or expiration of the period for Seller to provide Seller's Response, Purchaser shall be deemed to have elected to terminate this Agreement whereupon the Escrow Agent shall immediately and automatically repay the Deposit, plus any accrued interest thereon, to Purchaser without demand, deduction offset or delay, or any consent, approval, authorization or release from Seller. If at any time prior to the Closing Date, Purchaser receives written notice from the Escrow Agent of one or more exceptions that did not appear on the Title Commitment and such new exceptions are not acceptable to Purchaser, in Purchaser's sole discretion, Purchaser may, within five (5) business days after receiving such written notice from the Escrow Agent, deliver to Seller another written notice of Purchaser's objection to such new exception and the process described in this Section 4.1 shall apply thereto.

4.2 Permitted Exceptions. The following are the "Permitted Exceptions", subject to Purchaser's right to object thereto, in Purchaser's sole discretion, within the Inspection Period after Purchaser's review of the Title Commitment and the Survey, if any:
(a) all matters shown in the Title Commitment (and the documents referred to therein) except for (i) Monetary Encumbrances, (ii) the Title Conditions for which Purchaser has not waived its objection, (iii) those Non-Monetary Encumbrances which Seller has committed to cure or eliminate, and (iv) any matters that arise after the date of the Title Commitment;
(b) the REAs;
(c) the lien for such taxes as will not be, as of the Closing Date, due and payable;
(d) the right of possession of any subtenant, licensee or occupant under the Master Leases;
(e) all matters revealed by the Survey that are not objected to by Purchaser in the Title Conditions or waived by Purchaser in writing; and
(f) all matters arising out of, resulting from, directly or indirectly, or as a consequence of Purchaser's exercise of its rights under this Agreement, including, without limitation, its right of inspection as provided for in Section 20, and any actions by Purchaser, its agents, employees or contractors, or anyone acting by, through or under Purchaser, on the Property prior to the Closing.
4.3 Unpermitted Exceptions. All matters affecting title or survey to the Property other than those matters expressly included as Permitted Exceptions pursuant to Section 4.2 are collectively referred to herein as "Unpermitted Exceptions." In addition to satisfaction, delivery, or discharge, as applicable, ofthe Seller's Required Title Actions, at or prior to the Closing, Seller shall discharge or cure all Unpermitted Exceptions or, solely with Purchaser's prior written approval, have such Unpermitted Exceptions bonded over to Purchaser's and the Title Company's satisfaction. Seller shall be entitled to use the proceeds ofthe sale ofthe Property at the Closing to effect any discharge or cure made pursuant to Section 4.1 or this Section 4.3 provided the Title Company makes such payments directly to the applicable persons at Closing and insures Purchaser against such exceptions to Purchaser's satisfaction. Notwithstanding anything to the contrary contained in this Section 4, Seller shall not be obligated to expend in excess ofFive Hundred Thousand Dollars ($500,000.00) in the aggregate, which amount shall include, without limitation, the payment ofattorneys' fees and expenses, to cure Unpermitted Exceptions which are other than Monetary Encumbrances. If in the reasonable judgment ofSeller (after consultation with Purchaser) it is substantially unlikely that the Unpermitted Exceptions which are other than Monetary Encumbrances can be cured even by the expenditure ofFive Hundred Thousand dollars ($500,000.00), then Seller shall promptly advise, Purchaser in writing ofthat conclusion and Seller need not make such expenditure and the provisions of Section 4.1 shall apply. In the event that any Seller's Required Title Action, or any Unpermitted Exception which Seller is required to cure hereunder cannot be cured prior to the Closing, then subject to Purchaser's written consent, in Purchaser's reasonable discretion, the obligation ofSeller to so cure may be completed after the Closing and the amount expected to cure such Seller Required Title Action or Unpermitted Exception shall be added to the Holdback Amount and reflected in the Post-Closing Escrow Agreement (as defined in Section 5.7 below).
5. Conditions Precedent to Closing; the Closing.
5.1 Conditions Precedent to Purchaser's Obligation to Close. Purchaser's obligation to consummate the Closing is subject to the satisfaction ofthe following conditions:
(a) All of Seller's representations and warranties set forth in Section 8.1 shall be true and correct in all material respects as ofthe Closing, and all covenants and agreements of Seller made in this Agreement shall have been fulfilled. If (i) any of Seller's representations or warranties set forth herein were true and correct as ofthe Effective Date, but at the Closing are no longer true and correct due to new information or changed circumstances or any other reason, or (ii) Seller is in breach of any representation, warranty, covenant or agreement made herein (each a "Non-Conforming Condition"), Purchaser shall have the right, but not the obligation, upon written notice to Seller, to require Seller to cure all such Non-Conforming Conditions by giving Purchaser a credit against the Purchase Price at Closing on the Closing Statement in an amount sufficient to fully compensate Purchaser for the loss or damage caused or to be caused to Purchaser by such Non-Conforming Condition(s), as such loss or damage is reasonably estimated by Purchaser and reasonably approved by Seller at or prior to the Closing. If Seller and Purchaser are unable to timely agree in writing on the amount of such credit, the Closing shall be postponed for two (2) business days and each party hereto shall negotiate in good faith to seek to resolve the dispute. If the parties hereto are unable to so agree, then Purchaser shall have the rights and remedies set forth in Section 14.1 of this Agreement.
(b) Each item or instrument to be delivered by Seller described in Section 5.5below is delivered at the Closing.

(c) No suit, action or other proceeding shall be pending or threatened which seeks to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement or involves the Property or would, or could reasonably be expected to, encumber or adversely affect the Ground Leases, the Master Leases, the real property subject thereto, or the use, occupancy or operation of the Property or such real property.

(d) The Title Company is prepared to issue an ALTA leasehold title policy in a form approved by Purchaser, insuring leasehold title to the Property in Purchaser with liability in the amount of the Purchase Price, subject only to the Permitted Exceptions and with such endorsements as Purchaser may require (the “Title Policy”).

(e) As of the Closing Date, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Seller an involuntary case, nor shall Seller have consented to the appointment of a Custodian of Seller or for all or any substantial part of Seller's property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appoints a Custodian of Seller for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(f) There has been no material adverse change in, or material diminution of, the credit of Seller as Ground Tenant or Master Landlord, or the Guarantor. For the purposes of this Section 5.1(f) , any decrease in Seller's credit as shown on the financial statement of Seller for the fiscal year ended on September 30, 2011 greater than ten percent (10%) shall be deemed to be “material” hereunder.

(g) There has been no damage, destruction or other adverse change to the Property except as otherwise provided in Section 15 below.

(h) Seller shall have provided all of the information required by Purchaser pursuant to the provisions of Section 22.2 below.

(i) Seller shall have caused all warranties and guaranties from manufacturers, contractors, subcontractors, suppliers, vendors, and installers, if any, to be assigned to Purchaser effective as of the Closing Date to the extent such warranties and guaranties are assignable.

(j) Notwithstanding anything to the contrary contained in this Agreement, Purchaser's obligation to purchase the Property is conditioned upon the approval by the Board of Directors of Healthcare Trust of America, Inc. (the “Board”) prior to expiration of the Inspection Period, which approval may be given or denied in the Board's sole and absolute discretion. In the event such approval is not given, this Agreement shall terminate, the Deposit, plus all interest accrued thereon, shall be returned to Purchaser without demand, deduction, offset or delay, or any consent, approval, authorization or release from Seller, and Seller and Purchaser shall thereupon be discharged from any further liability to the other arising from this Agreement (except with respect to provisions ofthis Agreement which expressly survive termination).
(k) Purchaser and Seller shall have agreed to a work plan for the Property, including a budget for the expenditure ofPurchaser's capital, that will delineate (i) the amount of capital to be expended, (ii) the time for the expenditure ofsuch capital, and (iii) the asset to which such capital shall be expended (the "Work Plan and Budget").

(1) Purchaser and Seller shall have agreed on the fonns ofthe Master Leases and the Ground Leases.
(n) Purchaser and Seller shall have agreed on Schedule II.
(o) Purchaser and Seller shall have agreed on the form of Post-Closing Escrow Agreement.
(p) Purchaser and Seller shall have agreed on the form of Bill of Sale and General Instrument of Transfer.
(q) Purchaser and Seller shall have agreed on the form oft he Assignment and Assumption Documents (as defined in Section 5.5(b))
(r) Purchaser and Seller shall have agreed on the Closing Statement.
5.2 Conditions Precedent to Seller's Obligation to Close. Seller's obligation to consummate the Closing is subject to the satisfaction ofthe following conditions:
(a) All of Purchaser's representations and warranties as contained herein shall be true and correct in all material respects as ofClosing and all covenants and agreements of Purchaser made in this Agreement shall have been fulfilled; provided, however, that ifPurchaser shall have assigned this Agreement in accordance with Section 17, such assignee(s) shall make with respect to itselfor themselves the representations set forth in Section 8.2, adjusted, as appropriate, to reflect the nature ofthe legal entity ofsuch assignee and the laws under which it is governed.
(b) Each item or instrument to be delivered by Purchaser described in Section 5.6 below is delivered at the Closing.
(c) No suit, action or other proceeding shall be pending which seeks to restrain, enjoin or otherwise prohibit the consummation ofthe transaction contemplated by this Agreement.
(d) Seller and Purchaser shall have agreed to the Work Plan and Budget
(e) Purchaser and Seller shall have agreed on the fonns ofthe Master Leases and the Ground Leases.
(f) Purchaser and Seller shall have agreed on the form ofGuaranty.
(g) Purchaser and Seller shall have agreed on Schedule II.
(h) Purchaser and Seller shall have agreed on the form ofPost-Closing Escrow Agreement.

(i) Purchaser and Seller shall have agreed on the form ofBill of Sale and
General Instrument of Transfer.
(g) Purchaser and Seller shall have agreed on the form ofthe Assignment and Assumption Documents
(k) Purchaser and Seller shall have agreed on the Closing Statement.
5.3 The Closing and Closing Deliveries.
(a) The Closing shall take place through the Escrow Agent, at 12 a.m. on March 29, 2012, at the offices of Seller's counsel, Rubin and Rudman LLP, 50 Rowes Wharf, Boston, Massachusetts (the "Closing Date"); provided, however, if Purchaser so requests, then Purchaser may cause the Closing to take place at the offices of the Escrow Agent within the City ofBoston. All documents to be delivered at the Closing and all payments to be made as specified in Sections 5.5 and 5.6, inclusive, shall be delivered to the Escrow Agent on the Closing Date, in escrow, pending delivery ofpossession ofthe Property in conformance with this Agreement, upon which delivery, and confirmation from the Title Company that it is prepared to issue the Title Policy, and in any event upon the Purchaser's payment ofall premiums and charges required therefor, all instruments and funds shall then be delivered out ofescrow, provided that in no event shall such escrow continue beyond 5 :00 p.m. on the business day next following the Closing Date. Purchaser and/or Purchaser's agents shall be entitled to inspect the Property prior to the Closing in order to determine whether the condition thereof complies with the terms ofthis Agreement.
(b) If on the Closing Date the title to or survey condition ofthe Property does not conform to the requirements of Section 4, then the Closing Date shall automatically be extended for a period ofthirty (30) business days (the "Extended Closing Date") in order to permit Seller to (i) remove any Unpermitted Exceptions which are Seller's Required Title Actions, and (ii) use best efforts to remove other such Unpermitted Exceptions. Ifby the Extended Closing Date Seller, having used such best efforts, Seller shall have failed so to remove such Unpermitted Exceptions which are other than Seller's Required Title Actions, all as herein provided, then Purchaser's sole remedy shall be to terminate this Agreement by written notice to Seller and the Escrow Agent given on the Extended Closing Date, whereupon Escrow Agent shall immediately repay the Deposit, plus any accrued interest thereon, to Purchaser without demand, deduction, offset or delay, or any consent, approval, authorization or release from Seller, and upon such termination the parties hereto shall thereafter have no further liabilities, rights or obligations under to this Agreement, except for those which expressly survive termination ofthis Agreement. If Seller fails to remove any Unpermitted Exceptions which are Seller's Required Title Actions, Purchaser may, at Purchaser's election in Purchaser's sole discretion, either (y) treat such failure as Non-Conforming Conditions with the remedies set forth in Section 5.l(a) above, or (z) pursue

Purchaser's rights and remedies as set forth in Section 14.1 ofthis Agreement.
5.4 Possession. At Closing Seller shall deliver full possession and quiet enjoyment ofthe Property as presently occupied, and the Property to be then in the same condition as on the Effective Date with the following exceptions: (i) ordinary wear and tear; and (ii) subject to the provisions of Section 15, damage by Casualty or as affected by any Taking (as those terms are hereinafter defined).
5.5 Seller's Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following (collectively, "Seller's Deliveries"):
(a) two (2) fully executed copies ofthe Ground Leases and the Master Leases;
(b) two (2) counterpart originals ofthe Assignment and Assumption of Ground Lease and Master Lease for each Ground Lease and Master Lease in the form attached hereto as Exhibit D (collectively, the "Assignment and Assumption Documents"), duly executed by Seller and acknowledged;
(c) two (2) originals ofa Bill of Sale and General Instrument ofTransfer in the form attached as Exhibit E, duly executed by Seller;
(d) one (1) original ofa Guaranty ofeach Master Lease in the form attached hereto as Exhibit F (the "Guaranty"), duly executed by Seller;
(e) one (1) original notice dated as ofthe Closing Date from Seller to each Master Tenant advising each Master Tenant ofthe assignment ofthe respective Master Lease to Purchaser in the form attached hereto as Exhibit G (collectively, the "Tenant Notices");
(f) written and duly executed estoppel certificates from each Ground Landlord under the Ground Leases and each Master Tenant under the Master Leases (the estoppel certificates required pursuant to this subsection (e) being referred to herein collectively as the "Required Estoppels"), each such estoppel certificate to be in the form of, and as qualified by, the form ofestoppel certificate set forth on Exhibit H attached hereto, with blanks filled in consistently with the terms ofthe Ground Leases or the Master Leases, as the case may be, and with no alterations thereto ("Estoppel Certificate"). In determining whether the foregoing requirement has been satisfied, each Estoppel Certificate shall (i) disclose no inconsistencies or variations from the list ofthe Ground Leases and the Master Leases shown on Exhibit A, or the terms and provisions of the applicable Ground Lease or Master Lease, (ii) be dated no more than ten (10) days prior to the Closing, and (iii) not disclose any adverse facts, claims, or conditions constituting a monetary or other default by the landlord or tenant under the applicable Ground Lease or Master Lease;

(g) a rent roll certified to Seller as true, correct and complete for the month in which the Closing occurs in the exact form ofthe Rent Roll attached hereto as Exhibit C (the "Rent Roll");
(h) an original affidavit sworn to by Seller, in the fonn attached hereto as Exhibit I, stating under penalty of perjury that Seller is not a foreign person as defined in Internal Revenue Code Section 1445 and setting forth Seller's United States taxpayer identification number;
(i) two (2) counterpart originals ofthe Post-Closing Escrow Agreement (as hereinafter defined), duly executed by Seller;
(g) such evidence (such as limited liability company resolutions, corporate resolutions or partnership authorizations and certified limited liability company, corporate or partnership organizational documents) as are reasonably required by Purchaser or the Title Company to issue the Title Policy, including to evidence existence, good standing, qualification to do business and authority of Seller and the authorization ofthe sale ofthe Property by Seller and the delivery by Seller ofall ofthe Closing documents required by this Agreement;
(k) a counterpart original of the Closing Statement (as hereinafter defined), duly executed by Seller;
(1) such standard fonn affidavits and indemnities from Seller as the Title Company may reasonably require to issue the Title Policy, including, without limitation socalled "gap" indemnity, in order (i) to omit from the Title Policy issued to Purchaser at Closing exceptions for parties in possession other than the Master Tenant, subtenant, occupant and licensees under the Master Leases and mechanic's liens, and (ii) to insure leasehold title to the Property after the Closing but prior to the recording ofthe conveyance documents;
(m) evidence ofpayment in full ofthe commission due to the Named Broker, as defined in Section 7 below, or shall provide for payment of such commission at Closing by way ofa debit to Seller on the Closing Statement and instruction to the Escrow Agent to pay such amount to the Named Broker; and
(n) two (2) counterpart originals ofthe Right of First Opportunity Letter in the fonn attached hereto as Exhibit L
(o) two (2) counterpart originals of the Work Plan and Budget.
5.6 Purchaser's Deliveries. At the Closing, Purchaser shall deliver to Seller or to the party otherwise indicated the following:

(a) the Closing Funds, shall be paid by wire transfer of immediately available federal funds directly to the Escrow Agent, to the account or accounts designated by the Escrow Agent;
(b) two (2) counterpart originals ofeach ofthe Assignment and Assumption Documents, duly executed by Purchaser and acknowledged;
(c) two (2) counterpart originals ofthe Bill of Sale and General Instrument of Transfer.
(d) one (1) original notice dated as ofthe Closing Date ofeach ofthe Tenant Notices, duly executed by Purchaser;
(e) two (2) counterpart originals ofthe Post-Closing Escrow Agreement, duly executed by Purchaser;
(f) such documents (such as limited liability company resolutions, corporate resolutions or partnership authorizations and certified limited liability company, corporate or partnership organizational documents) as are reasonably required by Seller or the Title Company evidencing existence, good standing, qualification to do business and authority ofPurchaser and the authorization ofthe purchase of the Property by Purchaser and the delivery by Purchaser of all ofthe closing documents required by this Agreement; and
(g) a counterpart original ofthe Closing Statement, duly executed by Purchaser

(h) two (2) counterpart originals ofthe Right ofFirst Opportunity Letter in the form attached hereto as Exhibit L.
(i) two (2) counterpart originals ofthe Work Plan and Budget.
5.7 Holdback. At Closing, the Escrow Agent, or such other independent escrow agent selected by Purchaser, shall withhold, for a period oftwelve (12) months following Closing, from proceeds ofthe Purchase Price, the sum of One Million Dollars ($1,000,000) (the "Holdback Amount"). The Holdback Amount shall be held and disbursed by Escrow Agent in compliance with a post-closing escrow agreement to be executed and delivered at Closing by Seller, Purchaser and Escrow Agent in the form attached hereto as Exhibit J (the "Post-Closing Escrow Agreement"). The Post-Closing Escrow Agreement shall be mutually agreed upon by Purchaser and Seller during the Inspection Period.
6. Apportionments. The following are to be apportioned as of the Closing Date, with said date being a day ofincome and expense to Purchaser, and the same shall be reflected on a closing statement executed by Seller and Purchaser at the Closing (the "Closing Statement"). Except as hereinafter provided, all prorations shall be done on the basis ofthe actual number of days in the year in which the Closing occurs for the actual number ofdays elapsed to the Closing Date or the actual number ofdays in the month in which the Closing occurs and the actual number ofdays elapsed in such month to the Closing Date, as applicable:
6.1 Rent. Prepaid rent and collected rent and additional rent, ifany, under the Ground Leases and Master Leases shall be prorated as ofthe Closing Date. With respect to the Ground Leases, all rent thereunder shall be paid current as ofthe Closing Date, with Seller receiving a credit for any prepaid rent attributable to the period after the closing Date. With respect to the Master Leases Purchaser shall receive a credit at Closing for all such rents collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based on the actual number ofdays in the month. No credit shall be given to Seller for accrued and unpaid rent or any other non-current sums due from the Master Tenants until these sums are paid. Rents collected from the Master Tenants after the Closing Date shall be deemed to apply first to current rental due at the time ofpayment, second to any rentals owed Purchaser and fmally to the rentals which were delinquent on the Closing Date. If Seller receives any payment from a Master Tenant for rent due and payable for any period from and after the Closing Date, then Seller shall promptly endorse and forward such uncashed check or payment to Purchaser no later than the next business day.
6.2 Items not Prorated. The parties acknowledge that all taxes, utilities, insurance, and any and all other operating expenses related to the Property are the direct responsibility ofthe Master Tenant under the Master Leases. Accordingly, there shall be no prorations for insurance, taxes, utilities, insurance, or other operating expenses related to the Property, all of which shall be the sole responsibility of the Master Tenant.
6.3 Use ofClosing Funds. Seller shall have the right to discharge, from the Purchase Price at Closing, any lien capable of being discharged by the payment ofan ascertainable sum, including, without limitation, any Monetary Encumbrances which Seller is obligated to discharge, in which event Seller shall provide written notice to Purchaser prior to the expiration of the Inspection Period of Seller's intent to use the Purchase Price at Closing for such purpose, and the total sum of money required to discharge said lien or liens, as evidenced either by a written payoff statement or by other evidence satisfactory to the Title Company, shall be reflected on the Closing Statement and paid directly by the Title Company at Closing; provided. however, nothing herein shall reduce the Holdback Amount.
6.4 Correction ofErrors. In the event that any arithmetic or other like errors shall have been made in the computation ofany pro-rations or adjustments under this Section 6, Seller and Purchaser shall cooperate in good faith in making appropriate adjustments as a result of any such errors, which adjustments shall be made as soon as practicable, but in no event later than two (2) months after the Closing. Such time limitation shall not limit or modify the parties obligations with respect to rent received as provided in Section 6.1.
6.5 Survival. The provisions of this Section 6 shall survive the Closing.
7. Brokerage Commissions. Purchaser represents and warrants to Seller that Purchaser has not dealt with any broker in connection with the purchase ofthe Property except Cushman and Wakefield (the "Named Broker"). Purchaser shall indemnify and hold harmless Seller from and against any and all claims, loss, liability, cost, and expense (including reasonable attorney's fees) resulting from any claim that may be made against Seller by any broker or other person claiming a commission, fee, or other compensation by reason ofthe transaction contemplated by this Agreement other than the Named Broker, ifthe same shall arise by or on account ofany act of Purchaser or Purchaser's representatives. Seller represents and warrants to Purchaser that Seller has not dealt with any broker in connection with the sale ofthe Property to Purchaser except the Named Broker. If the Closing occurs hereunder (but not otherwise), Seller shall pay the Named Broker the commission due pursuant to a separate agreement between Seller and the Named Broker. Seller shall indemnify and hold harmless Purchaser from and against any and all claims, loss, liability, cost, and expense (including reasonable attorney's fees) resulting from any claim that may be made against Purchaser by any broker claiming a commission, fee, or other compensation by reason ofthe transaction contemplated by this Agreement, if the same shall arise by or on account ofany act of Seller or Seller's representatives; provided, however, that upon written notice by either party to the other, each of Seller and Purchaser shall have the right to provide for its own defense ofany such claims, losses, or liabilities, at the cost and expense (including reasonable attorney's fees) ofthe other party.
7.1 Survival. The representations made by Seller and Purchaser in this Section 7 shall survive the Closing or any earlier termination ofthis Agreement.
8. Representations and Warranties.
8.1 Seller's Representations and Warranties. Seller represents and warrants to Purchaser that:
(a) Seller has no knowledge of, and has not received written notice of, any threatened or pending Taking affecting the Property.
(b) To the best ofSeller's knowledge, Seller has received no written notice or citation from (i) any federal, state, county or municipal authority (an "Authority") alleging any fire, health, safety, building pollution, zoning or other violation ofany law, regulation, permit, order or directive in respect ofthe Property or any part thereof; or (ii) any insurance company or bonding company alleging any defects or inadequacies in the Property or any part thereof, which could reasonably be expected to adversely affect the insurability ofthe same or ofany termination or threatened termination ofany policy ofinsurance or bond.
(c) The Rent Roll is true, correct and complete. Seller has provided to Purchaser true, correct, and complete copies ofthe Ground Leases and the Master Leases, and all amendments or modifications thereto. The information contained in Exhibit A is true, correct and complete. Each Ground Lease and Master Lease is legal, valid, binding, enforceable and in full force and effect. The execution, delivery and performance ofthis Agreement does not require the consent ofany other party to the Ground Leases or the Master Leases.
(d) With respect to the Ground Leases: (i) Seller's possession and quiet enjoyment ofany ofthe real property pursuant to the Ground Leases has not been disturbed and there are no disputes with respect to any such Ground Leases; (ii) neither the Ground Landlords nor Seller is in default in the performance ofany covenant, agreement or conditions contained in the Ground Leases; (iii) Seller has not subleased, licensed or otherwise granted any person the right to use or occupy the real property subject to the Ground Leases, except for the Master Leases and subtenants and other occupants as permitted by the Master Leases; and (iv) Seller has not collaterally assigned or granted any other lien in any ofthe Ground Leases or any interest therein.
(e) With respect to the Master Leases: (i) no rent has been paid more than thirty (30) days in advance and no rents or other deposits are held by Seller; (ii) neither the Master Tenants nor Seller is in default in the performance ofany covenant, agreement or condition contained in the Master Leases; (iii) Seller has not received notice (written or oral) from any Master Tenant regarding pending or threatened offsets against rent or for any other monetary or material claim against Seller which has not been fully resolved and no rent concessions or tenant inducements have been created which are not disclosed in the Master Leases; (iv) there are no outstanding tenant improvement allowances, tenant inducements, or moving allowances owed to any Master Tenant by Seller; (v) no person is entitled to any leasing commission in connection with the Master Leases or any extension thereof; (vi) there are no leases, subleases, licenses, occupancies or tenancies in effect pertaining to any portion ofthe Property, and no persons, tenants or entities occupy space in any ofthe Property, except as permitted by the Master Leases. The termination ofany ofthe Master Leases prior to Closing shall constitute a Seller default hereunder entitling Purchaser to the rights set forth in Section 14.1 below.
(t) Seller is a duly organized and validly existing Delaware limited liability company and is authorized to do business in the Commonwealth of Massachusetts. Seller has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and to enter into and perform this Agreement and to carry out the transactions contemplated hereby.

(g) Seller has duly authorized the execution, delivery, and performance ofthis Agreement, and such execution, delivery and performance by Seller ofthis Agreement shall not result in a breach of, violate any term or provision of, or constitute a default under, the organizational documents of Seller or any other agreement by which Seller is bound. Seller has not entered into any other contracts for the sale, lease or other transfer ofthe Property. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.
(h) No consent, approval or other authorization of, or registrations, declaration or filing with, court or governmental agency or commission (except for the recording ofany other title documents) is required for the due execution, delivery and performance ofthis Agreement by Seller or for the validity or enforceability thereof against Seller.
(i) No bankruptcy or insolvency proceeding under the Bankruptcy Code or any state bankruptcy or insolvency law filed by or against Seller is pending and no such filing is contemplated by Seller, or, to Seller's knowledge, threatened.
(j) There is no outstanding, or, to the Seller's knowledge, threatened, litigation, claim or proceeding before any court, commission, agency or other administrative authority (collectively, "Litigation") which affects the Property or could affect Seller's title to the Property or Seller's ability to consummate the transaction contemplated by this Agreement.
(k) To the best of Seller's knowledge (i) all Improvements are in good condition and repair and sufficient for the operation ofthe business as currently conducted thereon; (ii) there are no facts or conditions affecting any ofthe Improvements that would interfere with the use or occupancy ofthe Improvements or any portion thereof in the operation ofthe business as currently conducted thereon; and (iii) Seller has not experienced any physical or mechanical defects in the buildings or any material settlement or earth movement affecting the Property.
(1) There are no presently pending or, to the Seller's knowledge, contemplated proceedings to condemn the Property or any part ofit.
(m) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by law or by the normal operation ofthe Property are connected to the Property and are adequate to service the Property in its present use and normal usage by the tenants, subtenants and other occupants ofthe Property and are in good working order and repair.
(n) Following the Closing Date, Purchaser shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Property.

(0) Seller has all licenses, permits (including, without limitation, all building permits and occupancy permits), easements and rights-of-way which are required in order to continue the present use ofthe Property and ensure adequate vehicular and pedestrian ingress and egress to the Property.
(P) All Ground Landlords and Master Tenants and to the best of Seller's knowledge, other occupants of the Property, have all licenses, permits (including, without limitation, all building permits and occupancy permits), easements and rights-of-way which are required in order to continue the present use ofthe Property and ensure adequate vehicular and pedestrian ingress and egress to the Property.
(q) To the best of Seller's knowledge, except as expressly set forth in the Due Diligence Items, Seller has not received any written notice from any governmental or quasigovernmental authority ofany violations ofany applicable federal, state or local laws, statutes, rules, regulations, ordinances, orders or requirements (collectively, "Laws") noted or issued by any governmental authority having jurisdiction over or affecting the Property, including, without limitation, Laws relating to Hazardous Materials (as hereinafter defined). No part ofthe Property has been previously used by Seller, or by any other person or entity affiliated with Seller, for the storage, manufacture or disposal of Hazardous Materials, except as may be disclosed in the Due Diligence Items. Except as set forth in the Due Diligence Items, there are no underground storage tanks ofany nature located on or underneath any portion ofthe Property. The Due Diligence Items are all the reports in Seller's possession or control dealing with environmental matters relating to the Property.
(r) Except for the contracts set forth on Exhibit K attached hereto, Seller has not entered into any agreements, written or oral, relating to the management, leasing, operation, maintenance and/or improvement ofthe Property or any portion thereof that would bind Purchaser after the Closing Date. Seller has not delivered or received any notice alleging any default in the performance or observance ofany of the covenants, conditions or obligations to be kept, observed or performed under any ofthe contracts set forth on Exhibit K attached hereto.
(s) Neither Seller nor any previous owner ofthe Property has, except by operation oflaw, sold, transferred, conveyed, or entered into any agreement regarding "air rights", "excess floor area ration", or other rights or restrictions relating to the Property except as otherwise expressly set forth in the Title Commitment for the Property.
(t) To the best of Seller's knowledge, the Due Diligence Items (as defined in Section 20), provided to Purchaser in connection with Purchaser's review ofthe Property are true, correct and complete originals or copies ofthe Due Diligence Items and constitute all ofthe material documents, information, data, reports or written materials that are in response to

Purchaser's written requests and related to the Property in Seller's possession, control or known to Seller, and do not contain any material inaccuracies. The best ofSeller's knowledge qualifier set forth in this subsection (t) shall not apply to any financial information provided to Purchaser by Seller in the Due Diligence Items.
(u) To the extent applicable to Seller, Seller has complied with the International Money Laundering Abatement and Anti-Terrorist Financing Act of2001, which comprises Title III ofthe Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of2001 (the "Patriot Act") and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department's Office ofForeign Assets Control ("OFAC"), to the extent such Laws are applicable to Seller. Seller is not included on the List ofSpecially Designated Nationals and Blocked Persons maintained by the OF AC, or is a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary ofthe Treasury under Section 311 or 312 ofthe Patriot Act as warranting special measures due to money laundering concerns, or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.
(v) On the Closing Date, there will be no outstanding written or oral contracts made for any improvements, including, without limitation, capital improvements, to the Property or for offsite improvements related to the Property, which have not been fully completed and paid for by Seller in the amount sufficient to complete the improvement.
(w) Seller is not a "foreign person" within the meaning of § 1445 ofthe Internal Revenue Code.
(x) Neither a certificate ofneed nor other medical license is required in connection with the ownership ofthe medical office buildings or any other structures included in the Property
(y) On the Closing Date there will be no liabilities binding on Purchaser other than the Assumed Liabilities. As used in this Section 8.1, the "knowledge" with respect to Seller shall mean the actual, not constructive or imputed, knowledge ofMichael J. Crowley, Vice President of Corporate Real Estate and Facilities, and shall not be construed to refer to the knowledge ofany other trustee, beneficiary, partner, officer, director, agent, member, manager, employee or representative of Seller or any affiliate of Seller.
The Seller's following representations and warranties in Section 8.1 shall survive without limitation: Sections 8.1(b), 8.1(c), 8. 1 (g), 8.1(h), 8.10), 8.1(k), 8.1(1), 8.1(p), 8.1(q), 8.1(r), 8.1(s), 8.1(u), 8.1(x), and 8.1(y).

8.2 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:
(a) Purchaser is a limited liability company organized and existing under the laws ofthe State ofDelaware, and Purchaser has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and to enter into and perform this Agreement and to carry out the transactions contemplated hereby.
(b) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of Purchaser is required in connection with the execution and delivery ofthis Agreement or its purchase ofthe Property.
(c) Purchaser has duly authorized the execution, delivery, and performance of this Agreement, and such execution, delivery and performance by Purchaser ofthis Agreement will not result in a breach of, violate any term or provision of, or constitute a default under, Purchaser's corporate organizational documents or any other agreement by which Purchaser is bound.
(d) No bankruptcy or insolvency proceeding under the Bankruptcy Code or any state bankruptcy or insolvency law filed by or against Purchaser is pending and no such filing is contemplated by Purchaser, or, to Purchaser's knowledge, threatened.
(e) There is no outstanding, or, to the Purchaser's knowledge, threatened Litigation which could affect Purchaser's ability to consummate the transaction contemplated by this Agreement.
As used in this Section 8.2, the term "knowledge" with respect to Purchaser shall mean the actual, not constructive or imputed, knowledge ofMark Engstrom and shall not be construed to refer to the knowledge ofany partner, officer, director, agent, member, manager, employee or representative ofPurchaser, or ofany affiliate of Purchaser.
8.3 Restatement at Closing; Survival. The representations and warranties made by Seller in Section 8.1 and by Purchaser in Section 8.2 are true and correct as ofthe Effective Date, and shall be true and correct and, subject to the provisions ofSection 5.1(a), deemed repeated as ofthe Closing. The representations or warranties shall survive consummation ofthe transactions contemplated by this Agreement and shall continue in full force and effect from the Closing Date until the longer of(a) that date which is twelve (12) months after the Closing Date, or (b) such longer period set forth in the last paragraph of Section 8.1(as applicable, the "Survival Period"), unless otherwise indicated in this Agreement, and shall be binding upon and inure to the benefit ofthe parties hereto, their successors in interest and assigns; provided, however, that neither Seller nor Purchaser, as applicable, shall have any liability or other obligation with respect to any such representation or warranty herein contained unless prior to the expiration ofthe Survival Period the party seeking to assert liability under any such representation or warranty shall have notified the other party hereto in writing setting forth specifically the representation or warranty allegedly breached, a description ofthe alleged breach in reasonable detail and a proposed remedy. All liability or other obligation ofeither party hereto under any such representation or warranty shall lapse and be ofno further force or effect with respect to any matters not contained in a written notice delivered as contemplated within the Survival Period.
8.4 Waiver. Ifeither Seller or Purchaser shall proceed to Closing with actual knowledge ofany matter which is in conflict with any ofthe representations and warranties made in this Agreement by the other party, they shall be deemed to have waived said representations and warranties to the extent inconsistent with such actual knowledge. Purchaser's waiver hereunder shall be limited to Purchaser's actual (not imputed) knowledge as contained in any report produced by Purchaser or produced for Purchaser by any vendor, consultant, or agent ofPurchaser during the Inspection Period.
8.5 Claim Limitation. Notwithstanding anything to the contrary contained herein, Purchaser shall not assert any claim or claims against Seller for breach ofany representation or warranty made by Seller in this Agreement, and Seller shall not assert any claim or claims against Purchaser for breach ofany representation or warranty made by Purchaser in this Agreement, as the case may be, unless and until the aggregate ofsuch party's claim or claims thereunder exceeds Twenty-Five Thousand and 001100 Dollars ($25,000.00) ("Claim Threshold"); provided, however, once any claim or claims exceed the Claim Threshold, Purchaser or Seller, as applicable, shall be liable back to the first dollar ofsuch claims. Notwithstanding the foregoing, the limitations ofthe Claim Threshold shall (a) not be applicable in the event ofa breaching party's gross negligence or willful misconduct and any claim or claims by the other party that fall below the Claim Threshold arising as a result ofsuch breaching party's gross negligence or willful misconduct may be asserted, or (b) have any effect on the Ground Leases, the Master Leases or the Guaranty.
8.6 Liability Cap. The aggregate liability ofSeller for breach ofany representation or warranty made by Seller in Section 8.1 hereof or otherwise in this Agreement shall not exceed the Holdback Amount, except in the event ofSeller's fraud. Purchaser shall not have any further right, claim or recourse against Seller in excess ofthe Holdback Amount, except in the event ofSeller's fraud.
9. Merger ofAll Prior Understandings; Condition of Property.
9.1 Merger ofAll Prior Understandings. It is understood and agreed that all understandings and agreements heretofore had between Seller and Purchaser with respect to the terms ofthis Agreement are merged in this Agreement, which alone fully and completely expresses their agreement, neither party relying upon any statement or representation, not embodied in this Agreement, made by the other. Nothing herein shall limit any parties' rights under the Ground Leases, the Master Leases, the Guaranty or any other agreement.
9.2 Condition ofProperty. Except as otherwise expressly provided in this Agreement, Purchaser shall accept the Property at the Closing in its "AS-IS," "WHERE IS" condition with all faults as ofthe Closing Date. Purchaser agrees that, except as expressly set forth herein, Seller shall not be liable for any latent or patent defects in the Property, and shall not be bound in any manner whatsoever by any guarantees, promises, projections, operating expenses, or other information pertaining to the Property made, furnished or claimed to have been made or furnished by Seller or any other person or entity, including, without limitation any partner, member, manager, shareholder, employee, agent, broker, attorney or other person representing or acting purporting to represent or act on behalfofSeller, whether orally or in writing. Purchaser has not relied and is not relying upon any representations or warranties of Seller, other than the representations and warranties ofSeller expressly set forth in this Agreement, or upon any statements made in any informational materials with respect to the Property provided by Seller or any other person or entity, including, without limitation, any partner, member, manager, shareholder, employee, agent, broker, attorney or other person representing or acting or purporting to represent or act on behalf of Seller. IN ADDITION TO, AND WITHOUT LIMITATION OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT DELIVERED IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, THE LEASE ASSIGNMENT) (COLLECTIVELY, THE "CLOSING DOCUMENTS"), SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, TITLE, MARKETABILITY, FITNESS, OR SUITABILITY FOR A PARTICULAR PURPOSE OF THE PROPERTY OR ANY COMPONENT THEREOF, AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN A CLOSING DOCUMENT, THE PROPERTY AND EACH COMPONENT THEREOF ARE SOLD IN AN "AS IS", "WHERE IS" CONDITION, WITH ALL FAULTS. BY EXECUTING THIS AGREEMENT, EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN A CLOSING DOCUMENT, PURCHASER AFFIRMS AND AGREES THAT (A) PURCHASER HAS NOT RELIED ON SELLER'S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PROPERTY OR ANY COMPONENT THEREOF FOR ANY PARTICULAR PURPOSE, (B) SELLER MAKES NO WARRANTY THAT THE PROPERTY OR ANY COMPONENT THEREOF ARE FIT FOR ANY PARTICULAR PURPOSE, AND
(C) THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PROPERTY OR ANY COMPONENT THEREOF. UPON THE EXPIRATION OF THE INSPECTION PERIOD PURCHASER SHALL

HAVE BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND EACH COMPONENT THEREOF AND SHALL HAVE DETERMINED TO PURCHASE THE PROPERTY AND EACH COMPONENT THEREOF BASED ON SUCH INSPECTION AND THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER IN THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES THAT EXCEPT AS EXPRESSL Y SET FORTH IN THIS AGREEMENT NEITHER SELLER NOR ANY PARTNER, MEMBER, MANAGER, SHAREHOLDER, EMPLOYEE, AGENT, BROKER, ATTORNEY OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER HAVE MADE OR WILL MAKE ANY ORAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, EXCEPT AS EXPRESSL Y SET FORTH IN THIS AGREEMENT THAT NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HA VE BEEN MADE OR WILL BE MADE WITH RESPECT TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR OTHER INFORMATION, INCLUDING, WITHOUT LIMITATION, THE CONTENTS OF SELLER'S BOOKS AND RECORDS, CONTRACTS, AGREEMENTS, ANY PROPERTY CONDITION REPORTS, ENGINEERING REPORTS, PHYSICAL CONDITION SURVEYS, ENVIRONMENTAL REPORTS, FEASIBILITY STUDIES, INFORMATIONAL BROCHURES WITH RESPECT TO THE PROPERTY, RENT ROLLS OR INCOME AND EXPENSE STATEMENTS, OR ANY OTHER MATERIALS PREPARED BY THIRD PARTIES WHICH SELLER OR ITS REPRESENTATIVES MAY HAVE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER IN CONNECTION WITH THE PROPERTY AND PURCHASER ACKNOWLEDGES THAT ANY SUCH MATERIALS, DATA AND OTHER INFORMATION DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER ARE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER AS A CONVENIENCE AND ACCOMMODATION ONL Y AND EXPRESSLY ACKNOWLEDGES THAT PURCHASER HAS ASSUMED THE RISK OF RELYING UPON ANY SUCH MATERIALS, DATA AND OTHER INFORMATION, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT. Notwithstanding anything in this Section 9.2 or otherwise in this Agreement to the contrary, the provisions ofthis Section 9.2 shall not have any impact on the obligations of Seller or Seller's affiliates under the Ground Leases or the Master Leases, all of which are intended by the parties hereto to by fully net leases for the benefit of Purchaser, or under the guarantor's obligations under the Guaranty.
9.3 Environmental Matters. Without limiting the generality ofthe provisions of Section 9.2, Purchaser specifically acknowledges and agrees as follows:
(a) Except as expressly set forth in this Agreement, neither Seller nor any other person, including, without limitation, any partner, member, manager, shareholder, employee, agent, broker, attorney or other person representing or acting or purporting to represent or act on behalf of Seller, has made any representation or warranty ofany kind of nature concerning (a) any environmental condition existing at the Property, (b) Seller's or the Property's compliance with any law, including environmental law and all associated regulations; and (c) any environmental offsite condition associated with the Property; and
(b) Purchaser shall take the assignment of Seller's interest in the Property subject to any and all environmental conditions or liabilities associated with the Property, whether known or unknown, disclosed or undisclosed, including, without limitation, the presence of Hazardous Materials on or affecting the Property, (any ofthe foregoing described in this clause (b) being referred to as "Environmental Conditions");
(c) provided, however, notwithstanding anything in this Agreement or any other agreement to the contrary, that Purchaser does not: (i) waive any rights or claims Purchaser may have against Seller (or any affiliate thereof), the Guarantor, or any other person, for any Environmental Condition that existed at, on, under or near the Property (or any part thereof) prior to the Effective Date; or that is caused after the Effective Date by Seller or any affiliate of Seller under the Master Lease or the Ground Lease; (ii) waive any right or claim Purchaser may have against Seller (or any affiliate thereof), the Guarantor, or any other person, in the event of any act by Seller (or any affiliate thereof) that constitutes fraud; (iii) waive any right or claim Purchaser may have against Seller (or any affiliate thereof), the Guarantor, or any other person, in the event ofany breach by Seller ofany representation or warranty by Seller in this Agreement, provided, however, Purchaser shall provide Seller with written notice ofany such right or claim Purchaser may have within the Survival Period, and provided, further, Purchaser's right or claim against Seller shall not exceed the claim limitations and any liability cap set forth in Sections 8.5 and 8.6 ofthis Agreement, excepting, however, no such limitations shall apply in the event ofa right asserted or claim brought against Purchaser by a third party and, thereafter, Purchaser asserts a related right or claim against Seller (or any affiliate thereof) or the Guarantor on account ofsuch third-party claim. Notwithstanding anything herein to the contrary, (a) nothing herein shall modify the terms ofthe Ground Lease, the Master Lease, the Guaranty or the Post-Closing Escrow Agreement, and (b) none ofthe aforesaid limitations shall apply to any representation or warranty by Seller in this Agreement that expressly survives the Closing without limitation.
For purposes ofthis Agreement, the term "Hazardous Materials" means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or other material that is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise presents a risk ofdanger to human, plant or animal life or the environment or that is defined, determined or identified as such in any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or promulgated) and any judicial or administrative order or judgment, in each case relating to the protection ofhuman health, safety, natural resources and/or the environment, including, but not limited to, any materials, wastes or substances that are included within the definition of(A) "hazardous waste" in the federal Resource Conservation and

Recovery Act; (B) "hazardous substances" in the federal Comprehensive Environmental Response, Compensation and Liability Act; (C) "pollutants" in the federal Clean Water Act; (D) ''toxic substances" in the federal Toxic Substances Control Act; and (E) "oil or hazardous materials" in the laws or regulations ofany State, including without limitation the Commonwealth ofMassachusetts.
9.4 Survival. The provisions ofthis Section 9 shall survive the Closing.
10. Closing Costs and Expenses.
10.1 Seller's Costs and Expenses. Seller shall pay, in addition to its apportionments: (i) the cost ofits legal counsel; (ii) one-half (~) ofthe customary escrow fees, costs and expenses incurred to the Escrow Agent or Title Company; (iii) the cost ofrecording any title clearing documents; (iv) all applicable realty transfer, recordation and documentary stamps payable in connection with the recording ofthe Assignment and Assumption ofGround Lease and Master Lease for each Ground Lease and Master Lease (or a Memorandum thereof at Purchaser's election); (v) the commission owed to the Named Broker; and (vi) the cost ofcuring or eliminating any Monetary Encumbrances or curing or otherwise eliminating any other Seller's Required Title Actions, including the cost ofany title endorsements related thereto.
10.2 Purchaser's Costs and Expenses. Purchaser shall pay, in addition to its apportionments:
(i) the cost ofits legal counsel, accountants, engineers, architects, and advisors;
(ii) the cost ofthe premium for the Title Policy and any endorsements issued pursuant thereto, other than the cost ofany endorsements to cure or eliminate any Seller's Required Title Actions;
(iii) the cost to obtain the Survey, ifany; (iv) the cost ofrecording the Assignment and Assumption of Ground Lease and Master Lease for each Ground Lease and Master Lease as well as any other of Seller's Deliveries which are to be recorded; and (v) one-half(~) ofthe customary escrow fees, costs and expenses incurred to the Escrow Agent or Title Company.
10.3 Survival. The provisions ofthis Section 10 shall survive the Closing.
11. Notices. All notices, demands, consents, requests, or other communications provided for or permitted to be given hereunder by a party hereto must be in writing and shall be deemed to have been properly given or served (i) upon the personal delivery thereof, via courier delivery service or otherwise, (ii) upon the date ofdelivery by facsimile electronic transmission, as confirmed by electronic answerback, provided that such facsimile is sent on a business day prior to 5:00 p.m. ofthe recipient's local time, and a confirmation copy is sent via another manner set forth in this Section 10, (iii) the next Business Day following deposit with a nationally recognized overnight air-freight or courier service such as Federal Express, provided such notices shall be addressed or delivered to the parties at their respective addresses or facsimile telephone numbers set forth below in this Section 10. Copies ofall notices delivered hereunder shall also be delivered in the same manner to counsel for the parties hereto.
11.1 If to Seller:
Steward Health Care System LLC 500 Boylston Street Boston, MA 02116 Attn: Office of General Counsel Telephone: (617) 419-4700 Facsimile: (617) 789-2124
With an additional copy to:
Rubin and Rudman LLP 50 Rowes Wharf Boston, Massachusetts 02110 Attn: Paula M. Devereaux, Esquire Telephone: (617) 330-7000 Facsimile: (617) 439-9556
11.2 If to Purchaser:
Healthcare Trust ofAmerica, Inc. 16435 W. Scottsdale Road Suite 320 Scottsdale, AZ 85254 Attn: Mr. Mark D. Engstrom Telephone: (480) 998-3478, x120 Facsimile: (480) 991-0755 Email: MarkEngstrom@htareit.com
With an additional copy to:
O'Melveny & Myers LLP Two Embarcadero Center, 28th Floor San Francisco, CA 94111 Attn: Peter T. Healy, Esq.

Telephone: (415) 984-8833 Facsimile: (415) 984-8701
Any such addresses or facsimile telephone numbers for the giving ofnotices may be changed by either party by giving written notice as provided above to the other party. Notice given by counsel to a party shall be effective as notice from such party.
12. Governing Law. This Agreement and the documents to be executed and delivered by the parties in connection with the transactions set forth herein shall be construed, interpreted, and enforced in accordance with the laws ofthe Commonwealth of Massachusetts, without reference to principles ofconflicts oflaws.
13. No Recording. The parties hereto agree that neither this Agreement nor any memorandum ofnotice hereof shall be recorded. A violation ofthis Section 13 shall constitute a default hereunder. In the event that either party hereto records this Agreement or any evidence or memorandum ofit, the other party shall have the right on behalf ofthe recording party to execute and record a termination ofthe same.
14. Default.
14.1 By Seller; Purchaser's Remedies. Notwithstanding anything in this Agreement to the contrary, in the event ofa default by Seller hereunder, Purchaser shall have the right to avail itself or any and all rights and remedies available at law or in equity, including, without limitation, the right to terminate this Agreement and recover all damages proximately caused by Seller's default and the right to continue this Agreement pending Purchaser's action for specific performance and/or damages hereunder, and no such remedy shall be deemed exclusive or to preclude the pursuit ofany other remedy. Any damages to which Purchaser is entitled shall include, without limitation, all due diligence costs, title, escrow, legal and inspection fees and any other expenses incurred by Purchaser in connection with the performance ofits due diligence review ofthe Property, including, without limitation, environmental and engineering consultants' fees and the fees incurred in connection with the preparation and negotiation of this Agreement, but shall exclude any consequential or indirect damages except in the case offraud. In the event that Purchaser terminates this Agreement as set forth above, Escrow Agent shall immediately and automatically repay the Deposit, plus any accrued interest thereon, to Purchaser without demand, deduction offset or delay, or any consent, approval, authorization or release from Seller, and the parties hereto shall thereafter have no further liabilities, rights or obligations under this Agreement except for those which expressly survive termination of this Agreement.

14.2 By Purchaser; Seller's Remedies. In the event ofa default by Purchaser hereunder, after all conditions in favor of Purchaser have been satisfied or waived by Purchaser, and Seller is not in default hereunder, the sole and exclusive remedy of Seller shall be to terminate this Agreement, in which event Seller may retain the Deposit, plus any accrued interest thereon, as liquidated damages (and not as a penalty), and the parties hereto shall thereafter have no further liabilities, rights or obligations pursuant to this Agreement except those which expressly survive termination ofthis Agreement. Purchaser and Seller have considered carefully the loss to Seller if Purchaser fails to consummate the purchase and sale contemplated herein, for any reason other than Seller's default hereunder or the failure ofa condition precedent to Purchaser's obligation to close hereunder, occasioned by taking the Property offthe market as a consequence ofthe negotiation and execution ofthis Agreement, the expenses of Seller incurred in connection with the preparation ofthis Agreement and Seller's performance hereunder, and the other damages, general and special, which Purchaser and Seller realize and recognize Seller will sustain but which Seller cannot at this time calculate with absolute certainty. Based on all those considerations, Purchaser and Seller have agreed that the damage to Seller in such event would reasonably be expected to be equal to the sum ofthe Deposit, plus accrued interest thereon. The parties hereto agree that it would be extremely difficult or impossible to ascertain the actual damages which would be suffered by Seller ifPurchaser fails to perform its obligations under this Agreement, and that the Deposit, plus accrued interest thereon, is the best estimate ofthe amount ofdamages Seller would suffer.
14.3 Notice ofDefault. In the event ofa default by either party hereto as described in Sections 14.1 and 14.2 (the "defaulting party") then, notwithstanding anything to the contrary contained herein, the non-defaulting party shall not exercise its rights upon default until the non-defaulting party has given written notice ofthe default to the defaulting party and ten
(10) days have passed after such written notice without the defaulting party having cured the default.
14.4 Post Closing Matters. Any limitation upon remedies provided in the foregoing sections shall not limit the rights or obligations ofthe parties hereto with respect to any obligations which expressly survive the termination ofthis Agreement or the Closing, with respect to which Seller and Purchaser shall, subject to the terms and conditions ofthis Agreement, including, without limitation, the provisions ofSection 8.5, have such rights and remedies as are available at law or in equity, except that, except as expressly provided in Section 14.1, neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.
15. Casualty and Taking.
15.1 Casualty. If, prior to the Closing Date, all or a portion ofthe Property is destroyed by fire or other casualty (a "Casualty"), then Seller shall promptly notify Purchaser in writing of such fact (a "Casualty Notice").
(a) In the event that twenty-five (25%) percent or more ofthe Property is damaged or destroyed by Casualty (a "Substantial Casualty"), then Purchaser may, at its election, either (i) terminate this Agreement (1) in its entirety, or (2) solely with respect to the Master Lease and Ground Lease associated with such damaged or destroyed building (but not with respect to the remaining Master Leases and Ground Leases), or (ii) elect to proceed with Closing in which event the provisions ofSection 15.Hc) below shall apply. In the event that Purchaser fails to provide written notice ofits election within forty-five (45) days following Purchaser's receipt ofthe Casualty Notice, Purchaser shall be deemed to have elected the alternative set forth in Section 15. Ha)(i)(1). In the event that Purchaser delivers a notice oftermination under (1) as aforesaid, then this Agreement shall terminate in accordance with Purchaser's election; and in the event that Purchaser delivers a notice oftermination under (2) above, the Purchase Price shall be adjusted on a pro-rata basis to reflect that such building is no longer included in this transaction.

(b) In the event that twenty-five (25%) percent or more ofanyone building that is subject to any ofthe Master Leases and Ground Leases is damaged or destroyed by a Casualty (a "Building Casualty"), then Purchaser may at its election, either (1) terminate this Agreement solely with respect to the Master Lease and Ground Lease associated with such damaged or destroyed building (but not with respect to the remaining Master Leases and Ground Leases) or (2) elect to proceed with closing in which event the provisions of Section I5.1(c) below shall apply. IfPurchaser elects to terminate this Agreement pursuant to this subsection (b)(1), the Purchase Price shall be adjusted on a pro-rata basis to reflect that such building is no longer included in this transaction. In the event that Purchaser fails to provide written notice of its election within forty-five (45) days following Purchaser's receipt ofthe Casualty Notice, Purchaser shall be deemed to have elected the alternative set forth in Section I5.1(b)(l).
(c) In the case of any Casualty other than a Substantial Casualty or Building Casualty, then (i) Purchaser shall not have any right or option to terminate this Agreement in its entirety or with respect to anyone building, and this Agreement shall continue in effect, (ii) at the Closing Purchaser shall accept the Property subject to the Substantial Casualty or Building Casualty with no abatement ofor credit against the Purchase Price (except as expressly provided in clause (iii) and (iv) below), and (iii) at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller's interest in and to all insurance proceeds payable in connection with such Casualty (and Seller further agrees not to accept or agree to an amount of insurance proceeds without Purchaser's prior written consent, which shall not be unreasonably withheld or delayed), and Purchaser shall receive a credit against the Purchase Price at the Closing in the amount ofany loss deductible payable in connection with such insurance proceeds, except to the extent that such proceeds, or the amount ofthe loss deductible, have been applied to restoration prior to Closing; and (iv) ifthere are not insurance proceeds available in the full amount of the cost to repair or restore any loss or damage caused by a Casualty, including any lost rent (the "Repair Costs"), Purchaser shall receive a credit at Closing in the full amount ofthe Repair Costs.

15.2 Taking. If, prior to the Closing Date any part ofthe Property shall be taken by exercise of the power of eminent domain (a "Taking"), then Seller shall promptly notify Purchaser of such fact (a "Taking Notice").
(a) In the event that twenty-five (25%) percent or more ofthe Property is affected by a Taking (a "Substantial Taking"), then Purchaser may, at its election, either (i) terminate this Agreement (1) in its entirety, or (2) solely with respect to the Master Lease and Ground Lease associated with such Taking (but not with respect to the remaining Master Leases and Ground Leases), or (ii) elect to proceed with Closing in which event the provisions of Section I5.2(c) below shall apply. In the event that Purchaser fails to provide written notice of its election within forty-five (45) days following Purchaser's receipt ofthe Taking Notice, Purchaser shall be deemed to have elected the alternative set forth in Section I5.2(a)(i)(1). In the event that Purchaser delivers a notice oftermination under (1) as aforesaid, then this Agreement shall terminate in accordance with Purchaser's election; and in the event that Purchaser delivers a notice oftennination under (2) above, the Purchase Price shall be adjusted on a pro-rata basis to reflect that such building is no longer included in this transaction.
(b) In the event that twenty-five (25%) percent or more ofanyone building that is subject to any ofthe Master Leases and Ground Leases is affected by a Taking (a "Building Taking"), then Purchaser may at its election, either (i) tenninate this Agreement solely with respect to the Master Lease and Ground Lease associated with such Building Taking (but not with respect to the remaining Master Leases and Ground Leases) or (ii) elect to proceed with closing in which event the provisions ofSection 15 .2( c) below shall apply. IfPurchaser elects to tenninate this Agreement pursuant to this subsection (b )(i), the Purchase Price shall be adjusted on a pro-rata basis to reflect that such building is no longer included in this transaction. In the event that Purchaser fails to provide written notice ofits election within forty-five (45) days following Purchaser's receipt ofthe Taking Notice, Purchaser shall be deemed to have elected the alternative set forth in Section 15.2(b)(i).
(c) In the case ofany Taking other than a Substantial Taking or Building Taking, then (i) Purchaser shall not have any right or option to terminate this Agreement in its entirety or with respect to anyone building, and this Agreement shall continue in effect, (ii) at the Closing

Purchaser shall accept the Property subject to any Substantial Taking or Building Taking with no abatement ofor credit against the Purchase Price (except as expressly provided in clause (iii) and (iv) below), and (iii) at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller's interest in and to all awards arising from the Taking as well as any money theretofore received by Seller on account thereof, net ofany expenses actually incurred by Seller, including reasonable attorneys' fees, in collecting the same.

1.No Option. The submission ofthis Agreement to Purchaser shall not be construed to vest in Purchaser an option to purchase or any reservation ofthe Property. Purchaser shall have no right or interest hereunder until such time as this Agreement has been fully executed and delivered by both Seller and Purchaser.
2.Successors and Assigns. The provisions hereof shall inure to the benefit of, and shall be binding upon, the heirs, executors, administrators, successors and assigns ofthe respective parties, provided, however, Purchaser may not assign this Agreement or any of Purchaser's rights, obligations or liabilities hereunder without the prior written consent of Seller; provided, further, and notwithstanding the foregoing, Purchaser may (without the consent of Seller) assign this Agreement to a Pennitted Assignee (as hereinafter defined), provided that Purchaser provides Seller with the name, signature block, and address ofthe proposed Pennitted Assignee not later than two (2) Business Days prior to the Closing Date. Any Pennitted Assignee shall be deemed to have assumed all ofthe obligations ofPurchaser under this Agreement as to the applicable portion ofthe Property, and the following provisions shall apply: (i) no assignment ofthis Agreement to a Pennitted Assignee shall relieve Purchaser from any of its obligations or liabilities hereunder, (ii) no such assignment shall have the effect ofdelaying the Closing, and (iii) Purchaser or such Permitted Assignee shall be fully and completely liable for any and all State and local transfer taxes that may be payable in connection with such assignment, ifany. As used herein, a "Permitted Assignee" shall mean a corporation, partnership or limited liability company in which Purchaser or any ofthe managers or members ofPurchaser is, directly or indirectly, a manager, member or principal or any subsidiary of Purchaser. Any assignment ofthis Agreement in contravention ofthis Section 17 shall be considered null, void and ofno effect. In the case ofany assigrunent permitted hereunder, the representation and warranty made by Purchaser in Section 8.2(a) hereof shall be remade at Closing with respect to Purchaser named herein and shall also be made at Closing with respect to the assignee, with appropriate adjustment to reflect the entity form and state ofcreation ofsuch assignee.
18. Further Assurances. Seller and Purchaser each agree to execute any and all documents and take such further actions in furtherance ofthis Agreement as may be reasonably necessary to effectuate the purposes ofthis Agreement; provided, however, no party hereto shall be obligated to expand its liabilities hereunder or increase its costs.

19. Non-Liability. Notwithstanding anything to the contrary contained in this Agreement, except with respect to such person's fraud or gross negligence, (a) none ofthe direct or indirect directors, officers, employees, shareholders, members, managers, partners or agents of Seller nor any other person, partnership, corporation or trust, as principal ofSeller, whether disclosed or undisclosed (collectively, the "Seller Exculpated Parties") shall have any personal obligation or liability hereunder, and Purchaser shall not seek to assert any claim or enforce any ofits rights hereunder against any Seller Exculpated Party, and (b) none ofthe direct or indirect directors, officers, employees, shareholders, members, managers, partners or agents of Purchaser or any Permitted Assignee, nor any other person, partnership, corporation or trust, as principal of Purchaser or Permitted Assignee, whether disclosed or undisclosed (collectively, the "Purchaser Exculpated Parties") shall have any personal obligation or liability hereunder, and Seller shall not seek to assert any claim or enforce any ofits rights hereunder against any Purchaser Exculpated Party.
20. Inspection Period.
20.1 Due Diligence Items. Seller shall, on or before three (3) business days after the Effective Date (the "Delivery Date"), deliver to Purchaser each ofthe items described on Schedule I attached hereto, to the extent such items are in Seller's possession or control and, ifthey are not in Seller's possession or control, they shall be so marked by Seller on Schedule I attached hereto (collectively, the "Due Diligence Items").
20.2 Purchaser's Inspections. Purchaser may until 5:00 p.m. (ET) on March 22,2012 (the "Inspection Period"), at Purchaser's option and expense, and subject to the provisions ofthis Section 20, (i) perform all engineering studies and soil tests and borings on the Property to determine the Property' physical condition, (ii) perform all environmental auditing, engineering and testing on the Property, except that Seller shall be responsible for obtaining at its sole cost and expense during the Inspection Period a Phase II environmental report for 1010 South Main Street, Fall River, which it shall deliver to Purchaser prior to the end ofthe Inspection Period, and (iii) conduct all other reviews and inspections, including, without limitation, title, survey, lease, contracts and other documentation reviews. Nothing in the Due Diligence Items or the Purchaser's inspections shall qualify or limit Seller's representations, warranties or covenants in any respect. Notwithstanding the foregoing, ifthe Due Diligence Items (other than the 1010 South Main Street environmental report referenced in (ii) above) have not been delivered to Purchaser by the Delivery Date, Purchaser may, by written notice delivered prior to the expiration ofthe original Inspection Period, extend the Inspection Period for a period equal to the delay in delivery ofthe Due Diligence Items beyond the Delivery Date.
20.3 License for Entry. Seller hereby gives to Purchaser and its duly authorized agents, contractors and/or representatives the right ofaccess to the Property during the term ofthis Agreement for the purpose ofconducting such inspections, tests, studies and other investigations as Purchaser deems necessary, including soil or ground water tests. Prior to and during any such entry, Purchaser shall maintain commercial general liability insurance with limits ofat least One Million Dollars ($1,000,000) for bodily or personal injury or death, and property damage insurance in the amount of at least One Million Dollars ($1,000,000). Seller at its option, shall be permitted to have a representative present during any or all inspections. Purchaser and its agents or representatives shall not have the right to contact any ofthe subtenants, licensees or occupants at any Property for interviews. Purchaser shall promptly repair all damage resulting from any such inspections, tests, studies and other investigations at its sole expense and to Seller's reasonable satisfaction. No such inspections, tests or studies shall result in any damage to the Property or unreasonably interfere with the normal conduct of business at the Property (including, without limitation, the business ofthe tenants).
20.4 Indemnity. Purchaser covenants and agrees to defend, indemnify and hold Seller harmless from and against any and all liens, claims, charges, costs, suits, damages, injuries or other liabilities whatsoever including, without limitation, reasonable attorneys fees (but expressly excluding special, consequential or punitive damages), arising out of, resulting from directly or indirectly or as a consequence of Purchaser's exercise ofits rights under this Agreement, including, without limitation, its right ofinspection as provided for in this Section 20 and any actions by Purchaser, its agents, employees or contractors, or anyone acting by, through or under Purchaser, on the Property prior to the Closing, and such indemnity shall survive any termination ofthis Agreement for a period equal to the earlier of(i) thirty (30) days, or (ii) the date that a third party commences an inspection ofa Property. Upon written notice by Seller to Purchaser, Seller shall have the right to provide for its own defense ofany such liens, claims, charges, costs, suits, damages, injuries or other liabilities, with counsel reasonably acceptable to Purchaser, at the cost and expense (including reasonable attorney's fees) of Purchaser. Notwithstanding the foregoing, in no event shall Purchaser's indemnity pursuant to this Section 20.4 include any liability arising from or related to any pre-existing conditions or defects on any Property or any other intervening events.
20.5 Confidentiality. Without the prior written consent ofthe other party, neither Purchaser nor Seller shall, and both parties hereto shall direct all of its employees, partners, members, managers, affiliates, agents, contractors and representatives not to, disclose to any individual or entity (other than legal counsel, accountants, proposed lenders and investors, other professional advisors or parties that have a need to know such information for this transaction) either the fact that discussions or negotiations are taking place concerning any possible purchase ofthe Property or any ofthe terms, conditions or other facts with respect thereto, including the status thereof.
20.6 Information. Purchaser shall hold in confidence, until the conclusion of the transaction contemplated by this Agreement (except as required by law), any information or data relating to the Property obtained by Purchaser, including, without limitation, information and data obtained by Purchaser through testing and inspections, and any information furnished by Seller (collectively, the "Information"). Ifthis Agreement is terminated by either party hereto pursuant to the terms ofthis Agreement, then upon Seller's written request, Purchaser shall deliver to Seller copies ofall Information delivered to Purchaser by its advisors other than its legal counsel or internal financial analysis. All ofthe Information shall be deemed confidential, and Purchaser agrees that prior to the Closing and without the prior written consent of Seller to the contrary, which consent may be withheld in Seller's sole and absolute discretion, Purchaser shall: (i) keep the Information confidential, unless such Information is in the public domain or is required to be disclosed by applicable law or judicial process; it being acknowledged and agreed by Seller that Purchaser may disclose the Information to any person assisting Purchaser with its analysis ofthe Property including, without limitation, any potential or actual lenders, investors, or partners or principals, members, managers, directors, officers and affiliates and attorneys, surveyors, accountants and agents ofPurchaser, but only after giving notice to such person of these confidentiality restrictions; (ii) use the Information only in connection with Purchaser's evaluation ofthe Property; and (iii) use commercially reasonable efforts to safeguard the Information from unauthorized disclosure

20.7 Documents to be Agreed Upon Prior to End ofInspection Period. Prior to the end ofthe Inspection Period, Seller and Purchaser shall agree on the form of: (a) the Ground Leases; (b) the Master Leases; (c) the Guaranty; (d) the Post-Closing Escrow Agreement; (e) Schedule II; (f) each REA; (g) the Bill of Sale and General Instrument ofTransfer, (h) the Assignment and Assumption Documents; and (i) the Closing Statement.
20.8 Purchaser's Termination. At any time during the Inspection Period, Purchaser shall have the right to terminate this Agreement in Purchaser's sole discretion for any reason or no reason by providing written notice thereof to Seller. IfPurchaser does not provide written notice to Seller on or before the end ofthe Inspection Period indicating Purchaser's election to proceed with the transaction, then Purchaser shall be deemed to have terminated this Agreement pursuant to this Section 20. Upon any such termination or deemed termination, neither party hereto shall have any further liabilities, rights or obligations hereunder except those which expressly survive such termination ofthis Agreement, and the Escrow Agent shall return the Initial Deposit, plus all accrued interest thereon, to Purchaser without demand, deduction, offset or delay, or any consent, approval, authorization or release from Seller. In the event that Purchaser elects to proceed with the transaction, Purchaser shall pay the Additional Deposit to Escrow Agent no later than two (2) business days following the expiration ofthe Inspection Period as provided for in Section 2.2 ofthis Agreement. The failure ofPurchaser to pay the Additional Deposit when due shall result in the termination ofthis Agreement (notwithstanding the provisions ofSection 14 ofthis Agreement) whereupon neither party shall have any further liabilities, rights or obligations hereunder except those which expressly survive the termination ofthis Agreement, and the Escrow Agent shall pay the Initial Deposit, plus all accrued interest thereon, directly to Seller without demand, deduction, offset or delay.
21. Operation of Property.
21.1 General Operation. Seller agrees that during the interval between the Effective Date and the Closing Date, Seller shall:
(a) continue to perform and observe the respective obligations of the Ground Tenant and Master Landlord under the Ground Leases and Master Leases; and
(b) continue to maintain and insure the Property consistent with the present operations thereof, normal wear and tear, Casualty and Taking excepted.
22. Miscellaneous.
22.1 Exclusivity. Until the Closing Date or the date that this Agreement is terminated, Seller shall not enter into any contract, or enter into or continue any negotiations, to sell the Property to any person or entity other than Purchaser, nor will Seller solicit proposals from, or furnish any non-public information to, any person or entity other than Seller's agents, attorneys and lenders and Purchaser the possible sale ofthe Property.
22.2 SEC Filings. Seller acknowledges that it has been advised that Purchaser is a publicly registered company. Seller further acknowledges that, as a publicly registered company, Purchaser may be required to make certain filings with and/or disclosures to the Securities and Exchange Commission (collectively, the "SEC Filings") that relate, among other things, to the most recent pre-acquisition fiscal year (the "Audited Year") and the current fiscal year through the date ofacquisition (the "Stub Period") for the Property. To assist Purchaser in preparing the SEC Filings, Seller agrees to cooperate with Purchaser with respect to such SEC Filings related to the Property. Seller agrees that if after Closing Purchaser is required by the Securities and Exchange Commission to provide any additional financial or other information regarding any SEC Filings related to the Property, Seller will fully cooperate with Purchaser in connection with the preparation and provision of such information related to the Property. Seller acknowledges that the foregoing provisions are ofmaterial importance to Purchaser as a subsidiary ofa publicly registered company. Notwithstanding anything elsewhere in this Agreement to the contrary (including, without limitation, Section 8.3), the provisions ofthis Section 22.2 shall survive the Closing.
22.3 REIT Status. Seller acknowledges that Purchaser is a real estate investment trust ("REIT"). Seller further acknowledges that as a REIT, Purchaser is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including, but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision ofthis Agreement or the provisions ofany other existing agreement between the parties hereto to the contrary, Purchaser may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation. Seller further agrees that it shall fully cooperate with Purchaser in complying with any and all laws, regulations, ordinances, requirements and restrictions in maintaining its status as a REIT. Notwithstanding anything elsewhere in this Agreement to the contrary (including, without limitation, Section 8.3), the provisions ofthis Section 22.3 shall survive the Closing.
22.4 Captions and Headings. This Section and/or section headings and the arrangement ofthis Agreement are for the convenience ofthe parties hereto and do not in any way affect, limit, amplify or modify the terms and provisions hereof.
22.5 Waiver. Notwithstanding anything to the contrary set forth herein, each of Seller and Purchaser reserves the right to waive any condition or contingency provided for its benefit in this Agreement. No waiver by either party ofany failure or refusal to comply with its obligations under this Agreement shall be deemed a waiver ofany other or subsequent failure or refusal to so comply.
22.6 Singular, Plural, Gender. Wherever herein the singular number is used the same shall include the plural and the masculine gender shall include the feminine and neuter genders and vice versa as the context shall require.
22.7 Countemarts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all ofwhich together shall constitute one and the same agreement.
22.8 Partial Invalidity. If any provision ofthis Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions ofthis Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provisions had not been contained herein.
22.9 Amendments. Except as otherwise provided herein, this Agreement may not be changed, modified or terminated, except by an instrument executed by the parties hereto who are or will be affected by the terms of such instrument.
22.10 Exhibits and Schedules. Each ofthe exhibits and schedules attached to this Agreement constitute an integral part hereof.
22.11 Time. When the last day for the performance ofany act permitted or required hereunder falls on any day which is not a business day in the City of Boston, Massachusetts, such act may be performed on the next business day in said city. Whenever an hour is specified on any day, such hour shall be in local time in the City of Boston, Massachusetts, as adjusted for daylight savings time when in effect. As used herein, the term "business day" shall mean any day other than (i) a Saturday or a Sunday, (ii) a national holiday, or (iii) a day on which banks are not required to be open for business within the Commonwealth of Massachusetts. Time is of the essence ofthe provisions of this Agreement.
22.12 Prevailing Party to Receive Attorneys' Fees. In the event ofany litigation arising out ofthis Agreement, the prevailing party shall be entitled to receive from the losing party an amount equal to the prevailing party's reasonable and actually incurred costs of such litigation, including, without limitation, the prevailing party's reasonable and actually incurred attorneys' fees, costs and disbursements. The provisions ofthis Section 23.12 shall survive the Closing or any earlier termination ofthis Agreement.
22.13 Arbitration. Any dispute required or permitted to be submitted to arbitration pursuant to the terms ofthis Agreement shall be subject to arbitration in accordance with the rules ofthe American Arbitration Association. Demand for arbitration shall be filed by Purchaser or Seller in writing with the other party to this Agreement and with the American Arbitration Association in the City of Boston. Purchaser and Seller acknowledge and agree that any arbitration proceedings arising out ofthis Agreement shall occur in Boston, Massachusetts.
(b) Each item or instrument to be delivered by Seller described in Section 5.5 below is delivered at the Closing.
(c) No suit, action or other proceeding shall be pending or threatened which seeks to restrain, enjoin or otherwise prohibit the consummation ofthe transaction contemplated by this Agreement or involves the Property or would, or could reasonably be expected to, encumber or adversely affect the Ground Leases, the Master Leases, the real property subject thereto, or the use, occupancy or operation ofthe Property or such real property.
(d) The Title Company is prepared to issue an ALTA leasehold title policy in a form approved by Purchaser, insuring leasehold title to the Property in Purchaser with liability in the amount ofthe Purchase Price, subject only to the Permitted Exceptions and with such endorsements as Purchaser may require (the "Title Policy").
(e) As ofthe Closing Date, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Seller an involuntary case, nor shall Seller have consented to the appointment ofa Custodian of Seller or for all or any substantial part of Seller's property, nor shall a court ofcompetent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appoints a Custodian of Seller for all or any substantial part of its property. The term "Bankruptcy Law" means Title 11, U.S. Code, or any similar state law for the relief ofdebtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
(f) There has been no material adverse change in, or material diminution of, the credit of Seller as Ground Tenant or Master Landlord, or the Guarantor. For the purposes of this Section 5.l(f), any decrease in Seller's credit as shown on the financial statement of Seller for the fiscal year ended on September 30,2011 greater than ten percent (10%), excluding any extraordinary or one time charge, shall be deemed to be "material" hereunder.
(g) There has been no damage, destruction or other adverse change to the Property except as otherwise provided in Section 15 below.
(h) Seller shall have provided all ofthe information required by Purchaser pursuant to the provisions of Section 22.2 below.

(i) Seller shall have caused all warranties and guaranties from manufacturers, contractors, subcontractors, suppliers, vendors, and installers, ifany, to be assigned to Purchaser effective as ofthe Closing Date to the extent such warranties and guaranties are assignable.

G) Notwithstanding anything to the contrary contained in this Agreement, Purchaser's obligation to purchase the Property is conditioned upon the approval by the Board of Directors ofHealthcare Trust ofAmerica, Inc. (the "Board") prior to expiration ofthe Inspection Period, which approval may be given or denied in the Board's sole and absolute discretion. In the event such approval is not given, this Agreement shall terminate, the Deposit, plus all interest accrued thereon, shall be returned to Purchaser without demand, deduction, offset or delay, or any consent, approval, authorization or release from Seller, and Seller and Purchaser shall
22.14 Waiver ofJury Trial. PURCHASER AND SELLER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGL Y AND VOLUNT ARIL Y BY PURCHASER AND SELLER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. SELLER OR PURCHASER, AS APPLICABLE, IS HEREBY AUTHORIZED TO FILE A COpy OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY PURCHASER OR SELLER, AS APPLICABLE. THE PROVISIONS OF THIS SECTION 23.14 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.
IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.
"SELLER" STEWARD HEALTH CARE SYSTEM LLC

By:____________
Name:
Title:

"PURCHASER" HEALTHCARE TRUST OF AMERICA LLC,

By: /s/ Kellie S. Pruitt
Name: Kellie S. Pruitt
Title: Chief Financftal Officer

List of Exhibits
Exhibit A ......................................................................... List ofGround Leases and Master Leases Exhibit B .......................................................................... List ofReciprocal Easement Agreements Exhibit C ............................................................................................................................ Rent Roll Exhibit D ...................... Form ofAssignment and Assumption of Ground Lease and Master Lease Exhibit E .................................................. Form of Bill of Sale and General Instrument ofTransfer Exhibit F ................................................................................... Form of Guaranty of Master Leases Exhibit G ....................................................................................... Form ofNotice to Master Tenant Exhibit H .............................................................................................. Form ofEstoppel Certificate Exhibit I ........................................................................................................ Non-Foreign Affidavit Exhibit J ........................................................................................ Post-Closing Escrow Agreement Exhibit K ................................................................................................................. List ofContracts Exhibit L ....................................................................................... Right of First Opportunity Letter

List of Schedules
Schedule 1......................................................................................................... Due Diligence Items Schedule II ....... List ofAppurtenances, Improvements, Personal Property and Intangible Property

EXHIBIT A LIST OF GROUND LEASES AND MASTER LEASES

Address	Ground Landlord	Ground Tenant	Master Landlord	Master Tenant
11 Nevins Street	Steward St.	Steward	Steward Health	Steward St.
Boston, MA	Elizabeth's Realty	Health Care	Care System	Elizabeth's
	Corp.	SystemLLC	LLC	Medical Center of
Boston, Inc.
280 Washington	Steward St.	Steward	Steward Health	Steward St.
Street, Boston, MA	Elizabeth's Realty	Health Care	Care System	Elizabeth's
	Corp.	SystemLLC	LLC	Medical Center of
Boston, Inc.
2110 Dorchester	Steward Carney	Steward	Steward Health	Steward Carney
Avenue,	Hospital, Inc.	Health Care	Care System	Hospital, Inc.
Dorchester, MA		SystemLLC	LLC
830 Oak Street,	Steward Good	Steward	Steward Health	Steward Good
Brockton, MA	Samaritan	Health Care	Care System	Samaritan
	Medical Center,	System LLC	LLC	Medical Center,
	Inc.			Inc.
70 Walnut Street,	Steward Norwood	Steward	Steward Health	Steward Norwood
Foxborough, MA	Hospital, Inc.	Health Care	Care System	Hospital, Inc.
		System LLC	LLC
2007 Bay Street,	Morton Hospital,	Steward	Steward Health	Morton Hospital,
Taunton, MA	A Steward Family	Health Care	Care System	A Steward Family
	Hospital, Inc.	System LLC	LLC	Hospital, Inc.
198 Groton Road, Ayer, MA	Nashoba Valley Medical Center Inc., A Steward Family Hospital, Inc.	Steward Health Care SystemLLC	Steward Health Care System LLC	Nashoba Valley Medical Center, Inc., A Steward Family Hospital, Inc.
190 Groton Road, Ayer, MA	Nashoba Valley Medical Center, Inc., A Steward Family Hospital, Inc.	Steward Health Care SystemLLC	Steward Health Care System LLC	Nashoba Valley Medical Center, Inc., A Steward Family Hospital, Inc.

Address	Ground Landlord	Ground Tenant	Master Landlord	Master Tenant
1010 South Main	Por Cristo, Inc.	Steward	Steward Health	Steward St.
Street, Fall River,		Health Care	Care System	Anne's Hospital,
MA		System LLC	LLC	Inc.
8S1 Middle Street,	Steward Fall	Steward	Steward Health	Steward St.
Fall River, MA	River	Health Care	Care System	Anne's Hospital,
	Management Care	System LLC	LLC	Inc.
Services LLC
60 East Street,	Steward Holy	Steward	Steward Health	Steward Holy
Methuen,MA	Family Hospital,	Health Care	Care System	Family Hospital,
	Inc.	System LLC	LLC	Inc.
818 Oak Street,	Steward Good	Steward	Steward Health	Steward Good
Brockton, MA	Samaritan	Health Care	Care System	Samaritan
(Cancer Center)	Medical Center,	System LLC	LLC	Medical Center,
	Inc.			Inc.
70 Walnut Street,	Steward Norwood	Steward	Steward Health	Steward Norwood
Foxborough, MA	Hospital, Inc.	Health Care	Care System	Hospital, Inc.
(Cancer Center)		System LLC	LLC

EXHIBITB
LIST OF RECIPROCAL EASEMENT AGREEMENTS
(NOTE: FORMS TO BE AGREED UPON PRIOR TO END OF INSPECTION PERIOD)
1. 11 Nevins Street, Brighton, MA
2. 2110 Dorchester Avenue, Boston, MA
3. 830 Oak Street and 818 Oak Street, Brockton, MA
4. 70 Walnut Street, Foxborough, MA
5. 1010 South Main Street, Fall River, MA
6. 851 Middle Street, Fall River, MA
7. 198 Groton Road, Ayer, MA

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EXHIBITC RENT ROLL

Address	Master Tenant	Lease Type	Lease Size (RSF)	Lease Rate (PSF)
11 Nevins Street Boston, MA	Steward St. Elizabeth' s Medical Center of Boston, Inc.	NNN	45,836	$24
280 Washington Street, Boston, MA	Steward st. Elizabeth's Medical Center of Boston, Inc.	NNN	30,304	$20
2110 Dorchester Avenue, Dorchester, MA	Steward Carney Hospital, Inc.	NNN	33,176	$18
830 Oak Street, Brockton, MA	Steward Good Samaritan Medical Center, Inc.	NNN	46,652	$20
70 Walnut Street, Foxborough, MA	Steward Norwood Hospital, Inc.	NNN	20,730	$17
2007 Bay Street, Taunton, MA	Morton Hospital, A Steward Family Hospital, Inc.	NNN	82,158	$18
198 Groton Road, Ayer,MA	Nashoba Valley Medical Center, Inc., A Steward Family Hospital, Inc.	NNN	9,010	$19
190 Groton Road, Ayer, MA	Nashoba Valley Medical Center, Inc., A Steward Family Hospital, Inc.	NNN	15,197	$19
1010 South Main Street, Fall River, MA	Steward St. Anne's Hospital, Inc.	NNN	12,350	$13

Address	Master Tenant	Lease Type	Lease Size (RSF)	Lease Rate (PSF)
851 Middle Street, Fall River, MA	Steward St. Anne's Hospital, Inc.	NNN	36,302	$20
60 East Street, Methuen,MA	Steward Holy Family Hospital, Inc.	NNN	19,801	$19
818 Oak Street, Brockton, MA (Cancer Center)	Steward Good Samaritan Medical Center, Inc.	NNN	9,438	$34
70 WaInut Street, Foxborough, MA (Cancer Center)	Steward Norwood Hospital, Inc.	NNN	10,597	$30

EXHIBITD
FORM OF ASSIGNMENT AND ASSUMPTION OF GROUND LEASE AND MASTER LEASE
(TO BE AGREED UPON DURING INSPECTION PERIOD)

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EXHIBITE
FORM OF BILL OF SALE AND GENERAL INSTRUMENT OF TRANSFER
(TO BE AGREED UPON DURING INSPECTION PERIOD)

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EXHIBITF
FORM OF GUARANTY OF MASTER LEASES
(TO BE AGREED UPON DURING INSPECTION PERIOD)

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EXHIBITG FORM OF NOTICE TO MASTER TENANT
(TO BE AGREED UPON)
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EXHIBITH FORM OF ESTOPPEL CERTIFICATE
(TO BE AGREED UPON)
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EXHIBIT I
NON-FOREIGN AFFIDAVIT (TO BE AGREED UPON)

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EXHIBITJ
POST -CLOSING ESCROW AGREEMENT
(TO BE AGREED UPON DURING INSPECTION PERIOD)

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EXHIBITK LIST OF CONTRACTS
NONE
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EXHIBITL

RIGHT OF FIRST OPPORTUNITY LETTER
[Steward Health Care System, LLC Letterhead] March_, 2012 Mr. Scott D. Peters Chairman, Chief Executive Officer and President Healthcare Trust ofAmerica, Inc. 16435 N. Scottsdale Road, Suite 320 Scottsdale, AZ 85254
Re: Right OfFirst Opportunity In Favor OfHealthcare Trust OfAmerica, Inc.
Dear Mr. Peters:
In consideration ofHealthcare Trust ofAmerica, Inc.'s ("HTA's") agreement to enter into that certain Leasehold Purchase And Sale Agreement dated as ofMarch 9, 2012, with Steward Health Care System LLC ("Steward") (the "Purchase Agreement"), Steward hereby agrees to provide to HTA the rights set forth in this binding letter agreement and to enter into with HTA this binding letter agreement.
1. In the event that Steward or any affiliate ofSteward (a "Steward Affiliate" and together with Steward, a "Steward Party") desires to sell or lease any interest in any medical office building hereinafter acquired by a Steward Party (a "ROFO Asset"), HTA (or an affiliate thereof) shall have the right offirst opportunity to acquire from a Steward Party such fee or leasehold interest ofsuch Steward Party in the ROFO Asset upon the terms and conditions contained herein. Steward shall promptly notify HTA in writing setting forth the market-based terms and conditions ofthe proposed sale or lease assignment ofthe applicable ROFO Asset (the "Steward ROFO Notice") and HTA (or an affiliate thereof) shall have forty-five (45) days after receipt ofthe Steward ROFO Notice to notify Steward ofHTA's (or its affiliate's) acceptance ofsuch terms and conditions and thereafter seek to negotiate and execute a definitive purchase agreement with respect to such ROFO Asset within thirty
(30) days after HTA's (or its affiliate's) acceptance ofthe terms and conditions set forth in the Steward ROFO Notice. In the event that HTA (or its affiliate) fails to respond to Steward within such forty-five (45) day period, HTA (or its affiliate, ifapplicable) shall be deemed to decline to acquire such ROFO Asset and Steward shall have no further obligation to HTA (or its affiliate, if applicable) with respect thereto unless such ROFO Asset is not transferred to a third-party by a Steward Party within six (6) months after HTA's receipt ofthe Steward ROFO Notice. IfHTA (or its affiliate) declines or is deemed to decline to acquire such ROFO Asset after receipt ofthe Steward ROFO Notice and, thereafter, a Steward Party elects to sell or transfer such ROFO Asset on terms and conditions more favorable to any purchaser than were set forth in the Steward ROFO Notice, then Steward shall provide HTA with notice ofsuch terms and conditions (the "Steward Additional ROFO Notice") and HTA (or an affiliate thereof) shall have ten (10) business days after receipt ofthe Steward Additional ROFO Notice to notify Steward ofHTA's (or its affiliate's) acceptance ofsuch terms and conditions and to thereafter seek to negotiate and execute a definitive purchase agreement for such ROFO Asset. If any purchase agreement required under this letter agreement is not agreed upon by the parties hereto within thirty (30) days after HTA's (or its affiliate's) acceptance ofthe terms and conditions set forth in the Steward ROFO Notice, or the Steward Additional ROFO Notice, as the case may be (time being ofthe essence), then HTA's (or its affiliate's) right of first opportunity under this letter agreement shall terminate with respect to such ROFO Asset and the applicable Steward Party shall be free to sell or transfer such ROFO Asset on substantially similar terms and conditions as Steward had set forth in the Steward Additional ROFO Notice. Notwithstanding anything to the contrary contained herein, HTA's (or its affiliate'S) rights under this letter agreement shall not apply to (a) any transfers by and among any entities owned or controlled by Steward, or (b) a lease ofless than Steward's or a Steward Mfiliate's entire interest in any ROFO Asset.

1.
HTA's (or its affiliate's) rights under this letter agreement are not transferable by HTA (excepting to an affiliate ofHTA), and the parties hereto acknowledge and agree that they intend that the aforesaid right of first opportunity shall be personal to HTA (and its affiliates) and that in no event will any transferee or assignee ofHTA (other than an affiliate thereof) have any rights to exercise the aforesaid right offirst opportunity.

2.	Notwithstanding anything elsewhere in any agreement by and between Steward and HT A, this letter agreement shall survive the Closing, as that term is defined in the Purchase Agreement.

3.
The provisions of Sections 11, 12 and Sections 23.4 through 23.14, inclusive, in the Purchase Agreement are hereby incorporated herein by reference, subject to the fact that references in the Purchase Agreement to "Seller" and "Purchaser" shall be to "Steward" and "HTA" herein.

Thank you.
"Steward"
STEWARD HEALTH CARE SYSTEM LLC
By: ______________________________
Name: Title:

"HTA" HEALTHCARE TRUST OF AMERICA, INC.
By: _______________________________
Name: Title:
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SCHEDULE I DUE DILIGENCE ITEMS
Due Diligence Reauest US (Steward Medical OffICie Portfolio)
For each Property, Seller shall provide the following to Buyer.
PrIorIty (needed ImmediatelY to be&ln DO)
1Summary Information with respect to the square footage actually leased by subtenants, together with the rent roll
2Work-plan for each building (planned deferred maintenance, capital expenditures, cosmetic enhancements, etc.)
3Previous ALTA SUrveys (need existing documents related to property ordinance maps and any existing survey work)
4Service Contracts for any and an vendors (need for aU properties Of a blanket agreement, if applicable)

Items nndtd for DO
1Underlyi"8 Title Documents
2Property Tax BIUs for 2010, 2011 and 2012(lf available)
3Previous Phase I Environmental Reports
4Previous Phase II Environmental Reports (if applicable)
5Previous Engineering/Property Condition Reports
6CAD Files in electronic format (if available)

1.	Site/Floor/Building Plans
8.     Seismic Report (If appUcable)
9.     Certificate ofOccupancy
10. Original Property PhotoS;
11. REA (Declarations) (if any)

U . Property Insurance Certlficates for all buildings (It a blanket polley, policy must list all buildings)
13. Building Permits and Warranties (to the extent in Seiler'S possession)
Hll£B TO PROVIDE BmR WITH CURRENT FINANClAlS. All ORIGINAL BNW LEASES IINguDING AU. AMENPMEm. EXHIBITS AND CORRESPONDENCE' WITHIN ONE 11) BUSINESS PAY FOUOWlNi IHf Q.OSE OF ESCROW.

SCHEDULE II LIST OF APPURTENANCES, IMPROVEMENTS, PERSONAL PROPERTY AND INTANGIBLE PROPERTY
(TO BE AGREED UPON DURING INSPECTION PERIOD]